Exhibit 16.1

September 13, 2006

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Delta Financial Corporation and subsidiaries and, under the date of March 15, 2006, we reported on the consolidated financial statements of Delta Financial Corporation and subsidiaries as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On September 7, 2006, our appointment as principal accountants was terminated. We have read Delta Financial Corporation’s statements included under Item 4.01 of its Form 8-K dated September 13, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Delta Financial Corporation and subsidiaries’ statement that they expect to engage a new independent registered public accounting firm subject to completion of customary acceptance procedures, and we are not in a position to agree or disagree with Delta Financial Corporation and subsidiaries’ statements contained in paragraph 4 of Item 4.01 in the Form 8-K dated September 13, 2006.

Very truly yours,

/s/ KPMG LLP

New York, New York